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                                                                   EXHIBIT 10.9

LANCE, INC.
                                                  QUALITY SNACK FOODS SINCE 1913
P.O. BOX 32368
CHARLOTTE, NC 28232-2368 USA
PHONE (704) 554-1421

                                         April 19, 1996

Mr. Scott C. Lea
Charlotte, North Carolina

         Re:  Chairman of the Board

Dear Scott:

         This is to formally confirm our understanding with respect to your position as Chairman of the Board of Lance, Inc. as approved by the Board of Directors at its meeting on April 19, 1996.

         As Chairman, your compensation and tenure will be as set forth in the memorandum attached to this letter. Your monthly compensation begins with April 1996. As we have discussed, in addition to serving as Chairman of the Board you will provide Lance with general business consulting services, with emphasis on overall strategic planning, management development, creation of stockholder value and major policy matters. In this connection, it is contemplated that you will work closely with me and will devote such time as is reasonably necessary; however, it is not anticipated that you will necessarily be involved on a day-to-day basis, that you will be required to devote more than 30 hours per week or that these services will interfere with your normal vacation and civic and charitable pursuits.

         For the purposes of your incentive compensation, the mean price of Lance Common Stock is $15.8125 per share.

         If you concur that this letter, together with the attachment, correctly describes our arrangement, please so indicate in the space provided below on the enclosed copy of this letter and return it to me.

         On behalf of myself and the Directors and stockholders of Lance, Inc., we appreciate very much your agreeing to serve in this capacity, and I personally look forward to working with you over the next several years.

                                                Very truly yours,

                                                /s/ Paul A. Stroup III
                                                ----------------------
                                                Paul A. Stroup III
                                                President

Agreed:

/s/ Scott C. Lea
- ---------------------
Scott C. Lea
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                                  LANCE, INC.

                       Chairman of the Board Compensation


         1. The Chairman of the Board of Directors (a non-executive chairman) of Lance, Inc. (the Company) will be paid a fee at the rate of $16,500 per month for service as Chairman of the Board of Directors. This will be paid to the Chairman of the Board as a consulting fee and will be in lieu of any other fees payable to non-employee Directors. The Chairman of the Board will be an independent contractor, so no tax or other amounts will be withheld from the monthly fee. The Chairman of the Board will participate in the Company's 1995 Nonqualified Stock Option Plan for Non-Employee Directors but as an independent contractor will not participate in any of the Company's employee benefit plans. In the event of the death of the Chairman of the Board while serving as such or onset of disability such that the Chairman of the Board cannot function as such, the Chairman of the Board's term shall terminate upon death or onset of disability but the monthly fee will be continued for 12 months after the death or onset of disability of the Chairman of the Board.

         2. The Chairman of the Board will be paid an initial amount of $49,500 for consulting prior to election as Chairman of the Board and an additional amount of $49,500 to encourage and facilitate the acquisition and holding by the Chairman of the Board of additional shares of the Common Stock of the Company (the Common Stock), all as recommended by the Compensation Committee. The Chairman of the Board will agree to invest these initial amounts in shares of the Common Stock of the Company promptly, consistent with applicable securities laws. The Chairman of the Board will agree to retain such shares of Common Stock while serving as Chairman of the Board.

         3. Unless sooner terminated upon death or onset of disability, the Chairman of the Board will serve for three years subject to annual renewal upon the mutual agreement of the Chairman of the Board and the President of the Company at the beginning of the second and third years of the three-year term.

         4. As incentive compensation, the Chairman of the Board will be paid $10,000 for each 1% that the Highest Average Sales Price (as defined below) of the Company's Common Stock exceeds the mean of the high and low prices of the Common Stock on the NASDAQ Stock Market on April 19, 1996. Such incentive compensation shall be paid in one lump sum upon the earlier of (a) two years after completion of service as Chairman of the Board or (b) a Change of Control (as defined below). For example, if the price is $16 and the Highest Average Sales Price is $32, this would result in a 100% increase and incentive compensation of $1,000,000.

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         5.      For purposes of determining incentive compensation, the
Highest Average Sales Price means the average of the highest sales price of the Company's Common Stock on the NASDAQ Stock Market (or a national securities exchange if the Common Stock is so listed) during four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price for the Common Stock of the Company beginning with the interim period which began on March 24, 1996 and ending with the interim period in March which is 23 months or more after the termination of service as Chairman of the Board. For example, if the Chairman of the Board served for only one year, the calculation period would run from March 24, 1996 until the end of the first interim accounting period in March 1999 with incentive compensation payable in April 1999.

         6. In the event of a Change of Control as defined in the Company's Executive Employment Agreements, the Highest Average Sales Price shall be deemed to be the highest per share consideration paid or payable for the Company's Common Stock in connection with the transaction that results in a Change of Control. In the event the Company or its stockholders receive a bona fide, adequately financed offer or tender offer for a transaction, which could result in a Change of Control, and such offer or tender offer is or becomes available to the Company's stockholders, the Highest Average Sales Price shall be the higher of the per share consideration payable for the Company's Common Stock in connection with such offer or tender offer or the Highest Average Sales Price determined in accordance with Section 5 above.




                                                                         4/19/96





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